As filed with the Securities and Exchange Commission on April 1, 2020

Registration No. 333-235279

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT

ON FORM S-4

Under the Securities Act of 1933

SANDY SPRING BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-1532952 (I.R.S. Employer Identification No.)

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Revere Bank 2013 Equity Compensation Plan

Revere Bank 2008 Equity Compensation Plan

and

Blue Ridge Bank 2008 Stock Option Plan

(Full Title of the Plan)

Aaron M. Kaslow, Esq.

Executive Vice President,

General Counsel and Secretary

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Edward G. Olifer, Esq.

Suzanne A. Walker, Esq.

Stephen F. Donahoe, Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

(202) 508-5800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $1.00 par value per share	395,313	N/A	N/A	N/A

(1)	This post-effective amendment on Form S-8 (this “Amendment”) to the registration statement on Form S-4 (Registration No. 333-235279) filed by Sandy Spring Bancorp, Inc., a Maryland corporation (“Sandy Spring”), with the Securities Exchange Commission (the “SEC”) on November 26, 2019 (the “Initial Registration Statement”), as amended by Amendment No. 1 to the Initial Registration Statement filed with the SEC on December 26, 2019 (together with the Initial Registration Statement, the “Amended Registration Statement” and, together with this Amendment, the “Registration Statement”) is being filed in connection with the completion of the merger (the “Merger”) of Revere Bank, a Maryland-chartered commercial bank (“Revere”) with and into Sandy Spring Bank, a Maryland-chartered trust company and wholly owned subsidiary of Sandy Spring, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 23, 2019 (the “Merger Agreement”), by and among Sandy Spring, Sandy Spring Bank and Revere. Upon completion of the Merger, certain options (the “Revere Options”) to purchase shares of Revere’s common stock, par value $5.00 per share (the “Revere Common Stock”), outstanding under the Revere Bank 2013 Equity Compensation Plan, the Revere Bank 2008 Equity Compensation Plan and the Blue Ridge Bank 2008 Stock Option Plan were converted into options to purchase shares of the common stock, par value $1.00 per share, of Sandy Spring (the “Sandy Spring Common Stock”) according to a formula prescribed by the Merger Agreement and described herein. Therefore, this Amendment relates to the shares of Sandy Spring Common Stock issuable upon exercise, after the completion of the Merger, of the converted Revere Options held by directors and employees of Revere who will continue as directors and employees, as applicable, of Sandy Spring immediately following the completion of the Merger. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover additional shares of Sandy Spring Common Stock that may become issuable under the agreements described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of Sandy Spring Common Stock.
(2)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Initial Registration Statement. Accordingly, no additional filing fee is required.

EXPLANATORY NOTE

Sandy Spring Bancorp, Inc., a Maryland corporation (“Sandy Spring”), hereby amends the Amended Registration Statement, which the SEC declared effective at 3:00 p.m., Eastern Time, on December 30, 2019, by filing this Amendment. At the time the Amended Registration Statement was declared effective, Sandy Spring registered 13,199,832 shares of Sandy Spring Common Stock. Pursuant to the terms of that certain Merger Agreement, dated as of September 23, 2019 (the “Merger Agreement”), by and among Sandy Spring, Sandy Spring Bank and Revere, Revere merged with and into Sandy Spring Bank, with Sandy Spring Bank continuing as the surviving institution in such merger (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of Revere Common Stock issued and outstanding immediately prior to the Effective Time (including each restricted stock award granted by Revere under the Revere Bank 2013 Equity Compensation Plan and the Revere Bank 2008 Equity Compensation Plan, which restricted stock awards became fully vested at the Effective Time, was converted into the right to receive 1.0500 shares of Sandy Spring Common Stock (the “Exchange Ratio”).

At the Effective Time, each option to purchase shares of Revere Common Stock, other than stock options held by employees or directors of Revere who will not continue as employees or directors of Sandy Spring following the effective time (the “Revere Options”), whether vested or unvested, that was outstanding and unexercised immediately prior to the Effective Time, without any further action on the part of any holder thereof, was assumed and converted into an option to purchase shares of Sandy Spring Common Stock on the same terms and conditions as were applicable prior to the Effective Time, except that the number of shares of Sandy Spring Common Stock issuable upon exercise of a converted Revere Option was adjusted by multiplying the number of shares of Revere Common Stock subject to such Revere Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent). This Amendment relates to the shares of Sandy Spring Common Stock issuable upon exercise of converted Revere Options (other than those held by former directors or employees of Revere who are not continuing as directors or employees of Sandy Spring following the Effective Time) on and after completion of the Merger. All such shares were previously registered by the Amended Registration Statement, but will be subject to issuance pursuant to this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Revere Bank 2013 Equity Compensation Plan, the Revere Bank 2008 Equity Compensation Plan and the Blue Ridge Bank 2008 Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Amendment pursuant to Item 3 of Part II of this Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed with the SEC by Sandy Spring, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Amendment:

1.	Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 21, 2020;

2.	Sandy Spring’s prospectus, including the description of Sandy Spring’s capital stock contained therein, filed pursuant to Rule 424(b)(3) on January 6, 2020; and

3.	Sandy Spring’s Current Reports on Form 8-K filed on January 27, 2020, February 12, 2020, March 13, 2020 and April 1, 2020.

In addition, except as provided below, all documents subsequently filed by Sandy Spring pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in the Registration Statement, modifies or supersedes such prior statement. Any statement contained in the Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in the Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sandy Spring’s articles of incorporation contains a provision which, subject to certain exceptions, eliminates the liability of a director or an officer to Sandy Spring or its stockholders for monetary damages for any breach of duty as a director or officer.

Article XV of Sandy Spring’s articles of incorporation provides:

Subject to applicable provisions of federal law, the Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. In the event any litigation is brought against a director of this Corporation, authorization is hereby made to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by the Corporation, in accordance with the provisions of this Article XV and the Maryland General Corporation Law, that the director shall not be entitled to indemnification.

The rights of indemnification provided for in this Article XV shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Rights of indemnification under this Article XV shall continue as to a person who has ceased to serve in one of the capacities listed in the immediately preceding paragraph and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description of Document	Location
3.1.1	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended	Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, SEC File No. 0-19065

3.1.2	Articles of Amendment to the Articles of Incorporation of Sandy Spring Bancorp, Inc.	Incorporated by reference to Exhibit 3(b) to the Annual Report on Form 10-K for the year ended December 31, 2011, SEC File No. 0-19065

3.1.3	Articles of Amendment to the Articles of Incorporation of Sandy Spring Bancorp, Inc.	Incorporated by reference to Exhibit 3.1 to the Current Report Form 8-K filed on May 2, 2018, SEC File No. 0-19065

3.2	Bylaws of Sandy Spring Bancorp, Inc.	Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3, SEC File No. 333-222910

5.1	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith

10.1	Revere Bank 2013 Equity Compensation Plan	Filed herewith

10.2	Revere Bank 2008 Equity Compensation Plan	Filed herewith

10.3	Blue Ridge Bank 2008 Stock Option Plan	Filed herewith

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.1 to this Registration Statement

23.2	Consent of Ernst & Young LLP	Filed herewith

24.1	Power of Attorney	Previously filed

Item 9.	Undertakings.

1.       The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland on April 1, 2020.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel J. Scrider	President and Chief Executive Officer and Director	April 1, 2020
Daniel J. Schrider	(Principal Executive Officer and Director)

/s/ Philip J. Mantua	Executive Vice President and Chief Financial Officer	April 1, 2020
Philip J. Mantua	(Principal Financial and Accounting Officer)

/s/ *	Director
Ralph F. Boyd, Jr.

/s/ *	Director
Mark E. Friis

/s/ *	Director
Robert E. Henel, Jr.

/s/ *	Director
Panela A. Little

/s/ *	Director
James J. Maiwurm

/s/ *	Director
Mark C. Michael

/s/ *	Director
Mark C. Micklem

/s/ *	Director
Gary G. Nakamoto

/s/ *	Director
Robert L. Orndorff

/s/ *	Director
Joe R. Reeder

/s/ *	Director
Craig A. Ruppert

/s/ *	Director
Mona Abutaleb Stephenson

Director
Christina Baldwin O’Meara

Director
Walter C. Martz II

* Pursuant to a power of attorney

/s/ Aaron M. Kaslow	Date:	April 1, 2020
Aaron M. Kaslow
Attorney-in-Fact